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                                                   Exhibit 11.1





                GREAT WESTERN FINANCIAL CORPORATION

             Computation of Net Income Per Common Share
                Primary and Fully Diluted



                                                                       Three Months Ended
                                                                            March 31
                                                                       ------------------
(Dollars in thousands)                                                    1996       1995
                                                                          ----       ----

Net income                                                             $71,294    $43,484
Preferred stock dividends - convertible
  and nonconvertible                                                    (6,254)    (6,254)
                                                                       -------    -------
Net income for computing earnings per
  Common share - primary                                                65,040     37,230
Preferred stock dividends - convertible                                  2,830          -
                                                                       -------    -------
Net income for computing earnings per
  Common share - fully diluted                                         $67,870    $37,230
                                                                       =======    =======





                             Computation of Average Number of
                 Common Shares Outstanding on Primary and Fully Diluted Basis



                                                                       Three Months Ended
                                                                            March 31
                                                                       ------------------
(In thousands, except per share amounts)                                  1996       1995
                                                                          ----       ----
Average number of Common shares outstanding
  during each period - without dilution                                137,191    134,532
Common share equivalents outstanding at
  the end of each period                                                 1,952        528
                                                                       -------    -------
Average number of Common shares and Common
  share equivalents outstanding during each
  period on a primary basis                                            139,143    135,060
Common share equivalents outstanding at
  the end of each period on a fully
  diluted basis                                                             47        278
Addition from assumed conversion as of the
  beginning of each period of the convertible
  preferred stock outstanding at the end of
  each period                                                            6,342          -
                                                                       -------    -------
Average number of Common shares outstanding
  during each period on a fully diluted basis                          145,532    135,338
                                                                       =======    =======
Net income per Common share
  Primary                                                                 $.47       $.28
  Fully diluted                                                            .47        .28

